Exhibit (a)(1)(C)
[FIRST NAME LAST NAME]
[ADDRESS 1]
[ADDRESS 2]
[CITY, STATE ZIP]
AFFILIATED COMPUTER SYSTEMS, INC.
OFFER TO AMEND ELIGIBLE OPTIONS
ELECTION FORM
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 4:00 P.M., DALLAS, TEXAS TIME,
ON JULY 17, 2007, UNLESS THE OFFER IS EXTENDED.
June 18, 2007
Dear [FIRST NAME],
Important: Read the remainder of this election form before completing and manually signing this election form.
Indicate your decision to accept the offer to amend with respect to your eligible options as follows:
1.	to amend all of your eligible options, check Box 1, “Amend All Eligible Options Described Below”; or

2.	to amend some of your eligible options, check Box 2, “Amend Only the Eligible Options Indicated Below” and list only those Eligible Options that you want amended in the table provided under Box 2.
If you do not want to accept the offer to amend with respect to any of your eligible options, check the “Do Not Amend Any Eligible Options” box.
If you do not clearly mark one of those three boxes or if you do not return this form, your election will default to “Do Not Amend Any Eligible Options” and your Eligible Options will not be amended to increase the exercise price, you will not receive the related cash payment and you may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code. You are solely responsible for such tax consequences. In addition, you will not become entitled to the special cash payment payable to individuals who submit their eligible options for amendment.

[Name]
Box 1: ☐ Amend All Eligible Options Described Below

Number of
		Total Number	Total Number	Shares		Adjusted
		of Shares	of Shares	Subject to		Exercise Price
	1997 Stock	Originally	Outstanding	Portion	Exercise Price	Per Share of	Potential
	Incentive	Granted	under the	Qualifying as	per Share	Eligible	Cash
	Plan Option	under the	Option as of	Eligible	Prior to	Options if	Payment if
Grant Date	Number	Option	June 11, 2007	Option	Amendment	Amended	Amended

Box 2: ☐ Amend Only the Eligible Options Indicated Below

Grant Date	1997 Stock Incentive Plan Option Number

Box 3: ☐ Do Not Amend Any Eligible Options
IMPORTANT: YOU MUST COMPLETE AND MANUALLY SIGN ON PAGE 5
FOR YOUR ELECTION TO BE VALID.

To: Affiliated Computer Services, Inc.
By checking either the “Amend All Eligible Options Described Below” box or “Amend Only the Eligible Options Indicated Below” box in the table on page 2 of this Election Form, I understand and agree to all of the following:
1.	I have received a copy of the Offer to Amend Eligible Options, dated June 18, 2007 (the “Offer to Amend”).

2.	I hereby accept the offer to amend by Affiliated Computer Services, Inc., a Delaware corporation (“ACS”), to amend my eligible option(s) in accordance with the terms set forth in (i) the Offer to Amend and (ii) this Election Form (the “Election”). My eligible options consist of the portions of the options granted to me under ACS’s 1997 Stock Incentive Plan to purchase shares of ACS Class A common stock that have the grant dates and exercise prices per share listed on page 2 of this Election Form and that (i) were unvested as of December 31, 2004 and (ii) will be outstanding and unexercised as of the expiration of the offer. My eligible options for which the offer is accepted will be amended to have an adjusted exercise price per share listed on page 2 of this Election Form promptly following the expiration date of the offer. The date on which my Eligible Option is amended will constitute the “Amendment Date.”

3.	The offer is currently set to expire at 4:00 p.m. Dallas, Texas time on July 17, 2007 (the “Expiration Time”), unless ACS, in its discretion, extends the period of time during which the offer will remain open. In such event, the term “Expiration Time” will mean the latest time and date at which the offer, as so extended, expires.

4.	On the Amendment Date, the exercise price of my eligible options for which I have properly submitted an election form will be amended to the adjusted exercise price per share listed on page 2 of this Election Form (the “Amended Exercise Price”). Except for the Amended Exercise Price, all the terms and provisions of my amended eligible options will be the same as in effect immediately before the amendment.

5.	If my options are amended, I will also receive a cash payment (the “Cash Payment”) equal to the difference between the Amended Exercise Price per share of each amended option and the original exercise price per share, multiplied by the number of unexercised ACS shares of Class A common stock subject to the eligible option that was amended. This payment, less any applicable tax withholdings, will be made on or before my first regular payroll date in January 2008.

6.	I will have the right to withdraw my acceptance of the offer to amend my eligible options until the expiration date of the offer. However, if ACS has not accepted my options by 12:00 midnight, Dallas, Texas time, on August 13, 2007, I may then withdraw my acceptance of the offer at any time prior to ACS’ acceptance of that option for amendment pursuant to the Offer to Amend.

7.	The acceptance of the offer to amend my eligible options pursuant to the procedure described in Section 4 of the Offer to Amend and the instructions to this Election Form will constitute my acceptance of all of the terms and conditions of the Offer to Amend. ACS’ acceptance of my option for amendment pursuant to the offer will constitute a binding agreement between ACS and me upon the terms and subject to the conditions of the Offer to Amend.

8.	I am the registered holder of the eligible options submitted hereby, and my name and other information appearing on page 2 of this Election are true and correct.

9.	I am not required to accept the offer to amend my eligible options. However, if I do not accept the offer with respect to such options (or I withdraw my acceptance), my eligible options will not be amended, I will not receive the related cash payment and I will be solely responsible for any taxes, penalties or interest payable under Section 409A.

10.	ACS cannot give me legal, tax or investment advice with respect to the offer and has advised me to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the offer.

11.	Under certain circumstances set forth in the Offer to Amend, ACS may terminate or amend the offer and postpone its acceptance and amendment of the eligible options. In the event ACS does not accept my eligible options for which I have accepted the offer, those options will remain subject to the original terms and conditions of the grant, including the 1997 Stock Incentive Plan, as amended, and I will not receive the Cash Payment.

12.	I understand and agree that this Election Form shall constitute a counterpart to the Amendment to Stock Option Agreement and Promise to Make Cash Payment.

13.	I understand that if I cease to be an “eligible option holder” prior to the expiration date of the offer, whether due to the cessation of my employment with ACS or otherwise, I will not be entitled to accept the offer, and any acceptance indicated on any Election Form that I submitted prior to such time will be invalid.

14.	I understand that if any options that I have elected to amend cease to be “eligible options” prior to the expiration date of the offer, whether due to the exercise of such options or otherwise, such options will not be amended and any acceptance indicated on any Election Form that I submitted prior to such time will be invalid with respect to such options.
I understand that neither ACS nor the board of directors of ACS is making any recommendation as to whether I should accept or refrain from accepting the offer with respect to my eligible options, and that I must make my own decision whether to accept the offer with respect to my eligible options, taking into account my own personal circumstances and preferences. I have read the section titled “Risks of Participating in the Offer” of the Offer to Amend.
IMPORTANT: YOU MUST COMPLETE AND MANUALLY SIGN THE NEXT PAGE
FOR YOUR ELECTION TO BE VALID.

I agree that ACS shall not be liable for any costs, taxes, loss or damage that I may incur through my election to accept or decline the offer with respect to my eligible options.
SIGNATURE OF OPTIONEE
(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)	(Capacity of Authorized Signatory, if applicable)

Date: , 2007

Address (if different than on cover page)	Daytime Telephone: ( )

Email address:                                        @ acs-inc.com
Please read the instructions on pages 6 and 7 of this Election Form and then complete page 2 of this Election Form, manually sign and date the signature block above and return the entire Election Form (including the instructions) by 4:00 p.m., Dallas, Texas time, on July 17, 2007 (unless extended), via e-mail (such as a PDF or other scanned image of the signed document) to TOAdmin@acs-inc.com or via fax to (214) 584-5388.
DELIVERY OF THIS ELECTION FORM IN ANY WAY OTHER THAN VIA E-MAIL TO THE
ADDRESS ABOVE OR FAX TO THE FAX NUMBER ABOVE WILL NOT CONSTITUTE A VALID
DELIVERY.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1.	Delivery of Election Form. A properly completed and duly executed copy of this Election Form (pages 1-5), and any other documents required by this Election Form, must be received by ACS at the e-mail address or fax number set forth on the signature page of this Election Form by the Expiration Time.

Only responses that are complete, signed and actually received by ACS via the specified e-mail or fax by the deadline will be accepted. Responses submitted by any other means, including hand delivery, overnight courier, interoffice mail or U.S. mail (or other postal service) or to any other e-mail address or fax number, are not permitted. Responses received after the deadline will not be accepted.

The delivery of all documents, including Election Forms and/or Withdrawal Forms, is at your risk. We intend to confirm the receipt of your Election Form and/or any Withdrawal Form by e-mail within three (3) U.S. business days after receipt. In addition, please note that confirmation of receipt of your Election Form or Withdrawal Form does not indicate that your form was properly completed or otherwise complied with the requirements of the offer. If you have not received an e-mail confirmation that we have received your Election Form and/or any Withdrawal Form by such time, we recommend that you confirm that we have received your Election Form and/or any Withdrawal Form. If you need to confirm receipt after three (3) U.S. business days have elapsed, you should first e-mail TOAdmin@acs-inc.com. If you do not receive a response from TOAdmin@acs-inc.com, you should contact Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286.

Acceptance of the offer with respect to eligible options may be withdrawn up to the Expiration Time. If the offer is extended by ACS beyond that time, you may withdraw your acceptance of the offer with respect to your eligible options at any time until the extended expiration of the offer. In addition, if ACS does not accept your eligible options by 12:00 midnight, Dallas, Texas time, on August 13, 2007, you may withdraw your acceptance of the offer with respect to your eligible options at any time thereafter until that option is accepted for amendment. To validly withdraw your acceptance, you must deliver a properly completed and duly executed Withdrawal Form while you still have the right to withdraw your acceptance of the offer. Withdrawals may only be rescinded by delivering a new, properly completed and duly executed Election Form prior to the Expiration Time by following the procedures described above.

ACS will not accept any alternative, conditional or contingent acceptance. All persons accepting the offer with respect to eligible options shall, by execution of this Election, waive any right to receive any notice of ACS’ acceptance of their eligible options, except as provided for in the Offer to Amend.

2.	Signatures on this Election Form. Except as otherwise provided in the next sentence, the optionee must sign this Election Form. If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to ACS of the authority of such person to act in such capacity must be submitted with this Election Form.

3.	Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Amend, this Election Form or the Withdrawal Form, should be directed to Emma Berry in the ACS Treasury Department at (214) 841-8356 or Kim Watson in the ACS Legal Department at (214) 841-6286. Copies will be furnished promptly at ACS’ expense.

4.	Irregularities. ACS will determine, in its discretion, all questions as to the validity, form and eligibility of (including time of receipt) Election Forms that it receives and all determinations whether to amend the eligible options elected for amendment in any Election Form. ACS will also determine, in its discretion, all questions as to (i) the portion of each option grant that qualifies as an eligible option for purposes of the offer; (ii) the number of shares of Class A common stock comprising the eligible option, and (iii) the amount of the Cash Payment relating to each amended eligible option, and whether such Cash Payment is earned in accordance with the terms of the Offer to Amend. ACS’ determination of such matters will be final and binding on all parties. ACS reserves the right to reject any acceptances of the offer it determines do not comply with the conditions of the Offer to Amend, not to be in proper form or the acceptance of which to be unlawful. ACS also reserves the right to waive any of the conditions of the offer or any defect or irregularity in the acceptance of the offer, and ACS’ interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No acceptance of the offer to amend an eligible option will be deemed to be properly made until all defects and irregularities have been cured by the submitting holder or waived by ACS.

Unless waived, any defects or irregularities in connection with any acceptance of the offer must be cured within such time as ACS shall determine. Neither ACS nor any other person is or will be obligated to give notice of any defects or irregularities in acceptance of the offer, and no person will incur any liability for failure to give any such notice. If the table on page 2 of this Election Form includes options that are not eligible for the offer, ACS will not amend those options, but ACS does intend to accept for amendment any properly submitted acceptances of the offer to amend the eligible option set forth in that table.

5.	Important Tax Information. You should refer to Sections 3 and 14 of the Offer to Amend and the “Risks of Participation in the Offer” section of the Offer to Amend, each of which contains important U.S. federal tax information concerning the offer. All optionees with eligible options are strongly encouraged to consult with their own tax advisors as to the consequences of their participation in the offer.

6.	Copies. You should retain a copy of this Election Form, after you have completed and manually signed it, for your records.
IMPORTANT: IF YOU ELECT TO AMEND YOUR OPTIONS, THIS PROPERLY COMPLETED ELECTION
FORM TOGETHER WITH ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY ACS VIA
E-MAIL OR FAX BY THE EXPIRATION TIME IN ORDER FOR YOUR ELECTION TO BE EFFECTIVE.